Exhibit 2.1

                  AGREEMENT AND PLAN OF MERGER


                             between

                 SOUTHERN ACCEPTANCE CORPORATION

                               and

                      EFFICIENCY LODGE, INC.




                      Dated January 22, 1996

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                   AGREEMENT AND PLAN OF MERGER



     THIS AGREEMENT AND PLAN OF MERGER is made and entered into this 22nd day of January, 1996, by and between SOUTHERN
ACCEPTANCE CORPORATION, a Georgia corporation ("SAC"), and
EFFICIENCY LODGE, INC. a Georgia corporation ("ELI").

     WHEREAS, the Boards of Directors of ELI and SAC deem it advisable and in the best interests of their respective shareholders to effect the merger (the "Merger") of ELI and SAC upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Board of Directors of SAC has duly approved the Merger and the other transactions contemplated by this Agreement and resolved to recommend the approval of this Agreement and such transactions to its shareholders; and

     WHEREAS, the Board of Directors and the shareholders of ELI have duly approved the Merger;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ELI and SAC hereby agree as follows:


                      ARTICLE 1.  THE MERGER

     At the Effective Time (as defined in Section 3.3), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable corporation law of the state of Georgia, ELI shall be merged with and into SAC, the separate existence of ELI (except as may be continued by operation of law) shall cease, and SAC shall continue as the surviving corporation. SAC, after the Merger, is sometimes referred to herein as the "Surviving Corporation." At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Georgia and shall succeed to all rights, privileges, immunities, franchises and powers, and be subject to all duties, liabilities, debts and obligations, of SAC and ELI in accordance with the provisions of the laws of Georgia.


              ARTICLE 2.  THE SURVIVING CORPORATION

     2.1 Articles. The Articles of Incorporation of SAC as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and in the Merger said Articles of Incorporation shall be amended as of the Effective Time to change the name of the Surviving Corporation to "Efficiency Lodge, Inc." and to change the principal address of the Surviving Corporation to 928 Bankhead Highway, Mableton, Georgia.

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     2.2  Bylaws.  The Bylaws of SAC as in effect immediately
prior to the Effective Time shall be the Bylaws of the Surviving
Corporation until thereafter amended in accordance with applicable law, the Articles of Incorporation of such Surviving
Corporation and such Bylaws.


                 ARTICLE 3.  CONVERSION; CLOSING

     3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (a) every one hundred (100) shares of SAC common stock issued and outstanding immediately prior to Effective Time held by each shareholder of record ("Pre-Merger Shares") shall be converted into and become the right to receive one new share of the common stock of the Surviving Corporation, $.10 par value per Share (the common stock to be received by shareholders of SAC is referred to herein as the "New Shares"), and the number of New Shares received by shareholders of SAC shall constitute five percent (5%) of the shares of outstanding stock of the Surviving Corporation; (b) each share of common stock of ELI issued and outstanding immediately prior to the Effective Time that is owned by ELI or held in the treasury of ELI shall be cancelled and retired, and no payment shall be made with respect thereto; (c) all shares of common stock of ELI issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted into and become the right to receive such number of shares as shall constitute 95% of the outstanding shares of the common stock of the Surviving Corporation, $.10 par value per share (the common stock to be received by the shareholders of ELI is referred to herein as the "Shares") and each share of common stock of ELI shall be converted into that number of shares of the Surviving Corporation as shall constitute a proportionate share of the total Shares to be issued to the ELI shareholders upon consummation of the Merger. No scrip or fractional share certificate of the Surviving Corporation shall be issued to the SAC or ELI shareholders in connection with the Merger, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of the issuance of any fractional interest, there shall be paid in cash to (i) each former ELI shareholder an amount
(computed to the nearest cent) equal to such fraction multiplied by $.10 and (ii) to each former SAC shareholder an amount
(computed to the nearest cent) equal to the number of shares of SAC common stock held by such shareholder that were not converted to shares of the Surviving Corporation in the Merger multiplied by $.10 per share.

     3.2 Closing of Transfer Books. (a) At the Effective Time, the stock transfer books of ELI shall be closed and there shall be no further registration or transfers of shares thereafter on the records of ELI. If, after the Effective Time, certificates formerly representing shares of ELI are presented for transfer, they shall be cancelled and exchanged for Shares as provided in this Article 3. From and after the Effective Time, the holders of certificates representing shares of ELI shall cease to have any rights with respect to such shares, except as otherwise provided herein or by law, and such shares of ELI common stock shall instead represent the right to receive Shares as provided herein.

          (b) At the Effective Time, the stock transfer books of SAC shall be closed, and there shall be no further registration or transfers of Pre-Merger shares thereafter on the records of SAC. If, after the Effective Time, certificates formerly representing Pre-Merger Shares are presented for transfer, they shall be cancelled and exchanged for New Shares or cash as provided in this Article 3. From and after the Effective time, the holders of certificates representing Pre-Merger Shares shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable law, and such

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Pre-Merger Shares shall instead represent the right to receive
New Shares or cash as provided herein.

     3.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kilpatrick & Cody, 1100 Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., local time, on the day after the later to occur of the Special Meeting (as defined in Section 6.4(c)) or the date on which all the conditions set forth in Article 7 hereof are satisfied or waived, or at such other date, time and place as SAC and ELI shall agree. On the date of Closing, SAC and ELI shall file the Certificate of Merger in accordance with Georgia law. The Merger shall become effective at the close of business on the date of Closing (the "Effective Time").


        ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SAC

     SAC has delivered to ELI certain documents and materials pursuant to this Agreement, and all such documents and materials are true, correct and complete as of the date furnished, and any and all modifications or amendments thereto have been delivered to ELI. At all times prior to and including the date of Closing, SAC shall promptly provide ELI with written notification of any event, occurrence or other information of any kind whatsoever which affects, or may affect, the continued truth, correctness or completeness of any representation or warranty made in this Agreement or in any other document or writing furnished to ELI pursuant to this Agreement. SAC represents and warrants to ELI as follows:

     4.1 Organization and Qualification. SAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power to own, lease or operate its properties and to carry on its business as and in all places where such business is now conducted and such properties are owned or leased. SAC is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not have a material adverse effect on its business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations ("Material Adverse Effect").


     4.2 Capitalization. SAC's authorized share capital is as set forth in SAC's Form 10-K filed for the year ended September 30, 1994, and the Articles of Incorporation previously delivered to ELI. All of the issued and outstanding shares of SAC common stock, par value $.10 per share (the "SAC Stock"), have been duly and validly authorized and are validly issued, fully paid and non-assessable. Following the effectiveness of the Merger, the Shares will be duly authorized and reserved for issuance. There are no preemptive rights to the issuance of the Shares. There are no outstanding (a) securities of SAC convertible into or exchangeable for shares of share capital or other voting securities of SAC, and (b) options or other rights to acquire from SAC, and no other obligation of SAC to issue, any share capital, voting securities or other ownership interests in SAC.

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There are no outstanding obligations of SAC to repurchase, redeem or otherwise acquire any of its outstanding securities.

     4.3 Subsidiaries. The Subsidiaries of SAC are as set forth on Exhibit 21 to SAC's Form 10-K filed for the year ended September 30,1994. For purposes of this Agreement, "Subsidiary" means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are directly or indirectly owned by a person, or (ii) any partnership (whether or not a limited partnership) or similar entity in which a person directly or indirectly owns an equity interest entitling such person to 50% or more of the voting interests therein.

     4.4 Authority; No Inconsistent Agreements. (a) The officers executing this Agreement on behalf of SAC have full power and authority to execute and perform this Agreement and the other agreements contemplated hereby and to perform SAC's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All proceedings and actions required to be taken by SAC to authorize the execution, delivery and performance of this Agreement have been properly taken. Except for the approval of SAC's shareholders to be sought at the Special Meeting, no other corporate proceeding on the part of SAC is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been, and any other agreements contemplated hereby to which SAC is or will be a party, have been, or will be, duly executed and delivered by SAC and constitute, or when executed and delivered will constitute, the valid and binding obligation of SAC and will be enforceable, in accordance with their respective terms, except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court in which any proceeding may be brought.

          (b) Neither the execution, delivery or performance of this Agreement or of any other agreement contemplated hereby nor the consummation of the transactions contemplated hereby or thereby does or will (with the passage of time, the giving of notice or otherwise) constitute a violation of or conflict with any provision of (i) the Articles of Incorporation or the Bylaws of SAC; (ii) any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other agreement, instrument or commitment to which SAC is a party; (iii) any writ, order, judgment, decree, ruling, consent agreement or award ("Order") of any court, government or administrative body of competent jurisdiction; (iv) any constitution, statute, rule, regulation, ordinance, act, code, legislation, treaty, convention or judicial decision ("Law"); or
(v) any other written commitment or restriction to which SAC is a party or by which SAC or any of its assets or properties is subject or bound; nor will such actions result in (1) the creation of any lien, claim, charge, encumbrance, or restriction ("Lien") on any of the assets or properties of SAC; (2) the creation or acceleration of any obligation of SAC; or (3) the forfeiture of any right or privilege of SAC, except for violations or defaults which will not in the aggregate have a Material Adverse Effect on SAC.

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     4.5  Corporate Books and Records.  All of the minute books of SAC have heretofore been furnished to ELI by SAC and correctly show all corporate action taken by the shareholders, directors and committees of the Board of Directors of SAC and contain copies or originals of SAC's Articles of Incorporation and Bylaws and all amendments thereto.

     4.6 Commission Filings; Financial Statements. (a) SAC has heretofore made available to ELI the following reports, documents and other materials (collectively, the "SEC Reports"):

          (i) its Annual Report on Form 10-K for the fiscal year ended September 30, 1994;

          (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1995, March 31, 1995, and December 31,
1994; and

          (iii)     all other reports and registration statements
(in the forms in which such registration statements were declared effective) filed by SAC with the Securities and Exchange
Commission (the "Commission") since September 30, 1990 through the date of this agreement.

     As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The audited financial statements and unaudited interim financial statements of SAC included or incorporated by reference in the SEC Reports (the "SAC Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, and fairly present, in all material respects, the financial position, results of operations and changes in financial position as of such dates and for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments. As of September 30, 1995, the date of the unaudited interim financial statements in SAC's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, to the knowledge of SAC, (a) SAC had no liability or expense of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which was not reflected in the September 30, 1995 Balance Sheet forming part of the SAC Financial Statements and which was of a nature required under GAAP to be reflected in the SAC Financial Statements or disclosed in the notes thereto; (b) all allowances and reserves set forth in the SAC Financial Statements were adequate for the respective purposes for which they were established; and (c) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No.
5) which were of a nature required under GAAP to be reflected or disclosed therein and were not reflected in the SAC Financial Statements or disclosed in the notes thereto and which would have a Material Adverse Effect on SAC. Since September 30, 1995, except for liabilities that have been incurred in the ordinary course of business consistent with past practices, SAC has not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

     4.7 Absence of Changes. Except as expressly provided for in this Agreement, since September 30, 1994:

          (a) there has been no change in the business, properties, financial condition or actual or anticipated results of operations of SAC or in its relationships with suppliers, customers, employees, lessors, or others, other than changes in the ordinary course of business, none of which have had or will
have, a Material Adverse Effect on SAC;           (b)  the
business of SAC has been operated in the ordinary course and consistent with its prior practices; and

          (c) the books, accounts and records of SAC have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years.

       4.8 No Violation. SAC is not in default under or in violation of (a) its Articles of Incorporation or Bylaws;
(b) any Order; (c) any Law; or (d) any material contract to which SAC is a party, in each case, except for violations or defaults which will not in the aggregate have a Material Adverse Effect on SAC.

    4.9 Compliance with Laws. SAC has in the past duly complied, and is presently duly complying, with all applicable Laws except where the failure to have so complied or be so complying would not have a Material Adverse Effect on SAC.
SAC has not received any notification of any asserted past or present failure by it to comply with any such Laws.

     4.10 Broker's Fees. SAC has not authorized any person to act as a broker, finder or financial advisor or in any similar capacity in connection with the Merger or the transactions contemplated by this Agreement in such a manner as to give rise to a valid claim against SAC or ELI for any brokers', finders', financial advisors' or similar fees or expenses.


        ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF ELI

     ELI has delivered to SAC certain documents and materials pursuant to this Agreement, and all such documents and materials are true, correct and complete as of the date furnished and any and all modifications or amendments thereto have been delivered to SAC. At all times prior to and including the date of Closing, ELI shall promptly provide SAC with written notification of any event, occurrence or other information of any kind whatsoever which affects, or may affect, the continued truth, correctness or completeness of any representation or warranty made in this Agreement or any other document or writing furnished to SAC pursuant to this Agreement. ELI represents and warrants to SAC as follows:

     5.1 Organization and Qualification. ELI is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the requisite corporate power to own, lease or operate its properties and to carry on its business as and in all places where such business is now conducted and such properties are owned or leased. ELI is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not have a Material Adverse Effect on ELI.

     5.2 Capitalization. (a) The authorized share capital, the total number of outstanding shares of ELI, and the number of shares owned by each shareholder of ELI, are set forth on
Schedule 5.2 hereto. All of the issued and outstanding shares of ELI have been duly and validly authorized and are validly issued, fully paid and non-assessable, free and clear of Liens, were authorized, issued and sold in accordance with all applicable Law and were not issued in violation of the preemptive rights of any shareholder. The Articles of Incorporation of ELI do not provide for preemptive rights in favor of any person.

          (b) There are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character relating to the issued or unissued share capital, or other securities of ELI obligating ELI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of share capital, or other securities of ELI or obligating ELI to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment with respect thereto. ELI is not liable for any dividends declared or accrued, but unpaid, with respect to its share capital.

     5.3  Subsidiaries.  ELI has no Subsidiaries.

     5.4 Authority; No Inconsistent Agreements. (a) The officers executing this Agreement on behalf of ELI have full power and authority to execute and perform this Agreement and the other agreements contemplated hereby and to perform the obligations of ELI hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All proceedings and actions required to be taken by ELI to authorize the execution, delivery and performance of this Agreement have been properly taken. No other corporate proceedings on the part of ELI are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been, and the other agreements contemplated hereby to which ELI is or will be a party, have been or will be, duly executed and delivered by ELI and constitute, or when executed and delivered will constitute, the valid and binding obligation of ELI, enforceable in accordance with their respective terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court in which any proceeding may be brought.

          (b) Neither the execution, delivery or performance by ELI of this Agreement or of any other agreement contemplated hereby, nor the consummation by ELI of any of the transactions contemplated hereby or thereby, does or will (with the passage of time, the giving of notice or otherwise), constitute a violation or conflict with, any provision (i) of the Articles of Incorporation or Bylaws of ELI; (ii) any term of any indenture, note, mortgage, bond, security agreement, loan agreement, pledge

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or other agreement, instrument or commitment to which ELI is a party; (iii) any Order; (iv) any applicable Law; or (v) any other written commitment or restriction to which ELI is a party or by which ELI or any of its assets or properties is subject or bound; nor will such actions result in (1) the creation of any Lien on any of the assets or properties of ELI; (2) the creation or acceleration of any obligation of ELI; or (3) the forfeiture of any right or privilege of ELI, except for violations or defaults which will not in the aggregate have a Material Adverse Effect on ELI.

     5.5 Corporate Books and Records. All of the share records and minute books of ELI have heretofore been furnished to SAC by ELI and reflect fully all issuances, transfers and redemptions of the share capital of ELI, correctly show all corporate action taken by the shareholders, directors and committees of the Board of Directors of ELI, and contain copies or originals of ELI's Articles of Incorporation and Bylaws and all amendments thereto.

     5.6 Consents. Schedule 5.6 sets forth a true, correct and complete list of all consents as may be necessary or appropriate to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and to enable the Surviving Corporation to carry on and conduct the business of ELI in all material respects subsequent to the Closing in substantially the same manner as was carried on and conducted prior to the Closing, or that are necessary to prevent a breach of, or a default or penalty under, or increase the payments under, or decrease the obligations of any party to, or cause or permit a termination of, a contract relating to the business and operations of ELI, which would have a Material Adverse Effect on ELI.

     5.7 Financial Statements. (a) Prior to the date hereof, ELI has delivered to SAC copies of (i) the balance sheet of ELI as of December 31, 1994 and the related statements of income, changes in stockholders equity, and cash flows for the period ended December 31, 1994, together with the auditors' report thereon of Moore & Cubbedge, independent certified public accountants, and (ii) the unaudited balance sheet of ELI as of August 31, 1995, and the related statements of income, changes in stockholders equity, and cash flows for the period ended August 31, 1995 (the "ELI Financial Statements"). The ELI Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly present, in all material respects, the financial position, results of operations and changes in financial position for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

          (b)  As of August 31, 1995, to the knowledge of ELI,
(i) ELI had no liability or expense of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which was not reflected in the August 31, 1995 Balance Sheet forming part of the ELI Financial Statements and which was of a nature required under GAAP to be reflected in the ELI Financial Statements or disclosed in the notes thereto; (ii) all allowances and reserves set forth in the ELI Financial Statements were adequate for the respective purposes for which they were established; and (iii) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5) which were of a nature required under GAAP to be reflected or disclosed therein and were not reflected in the ELI Financial Statements or disclosed in the notes thereto and which would have a Material Adverse Effect on ELI. Since August 31, 1995, except for liabilities that have been incurred in the ordinary course of business consistent with past practices, ELI has not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

     5.8 Absence of Changes. Except as expressly provided for in this Agreement, since December 31, 1994:

          (a) there has been no change in the business, properties, financial condition or actual or anticipated results of operations of ELI or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have had or will have a Material Adverse Effect on ELI;

          (b) the business of ELI has been operated in the ordinary course and consistent with its prior practices;

          (c) the books, accounts and records of ELI have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years.

       5.9 No Violation. ELI is not in default under or in violation of (a) its Articles of Incorporation or Bylaws; (b) any Order; (c) any applicable Law; or (d) any material contract to which ELI is a party; except, in each case, for violations or defaults which will not in the aggregate have a Material Adverse Effect on ELI.

     5.10 Title to Properties. ELI owns or has the right to use all properties and assets necessary to conduct its business as such business is currently being conducted and was conducted during the periods covered by the ELI Financial Statements and through the date hereof. ELI has full title to all properties and assets owned by it, real and personal (including intellectual property), including, without limitation, those reflected on the August 31, 1995 Balance Sheet constituting part of the ELI Financial Statements, free and clear of Liens except:

          (a) assets sold or otherwise disposed of in the ordinary course of business, since August 31, 1995;

          (b)  as expressly set forth in the ELI Financial
Statements as securing specific liabilities (with respect to which no default exists);

          (c)  Liens for applicable taxes which are not past due;

          (d) easements for the erection and maintenance of public utilities serving the owned or leased properties of ELI;
and

          (e) minor imperfections of title and encumbrances, if any, which are not substantial in amount, did not arise from the borrowing of money or the obtaining of advances or credit, do not detract from the value of the property subject thereto or impair the operations of ELI and have arisen only in the ordinary course of business.

     5.11 Contracts. All material contracts to which ELI is a party are valid and binding upon ELI and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and ELI nor, to the knowledge of ELI, any other party to any of such material contracts has breached any provision of, or is in default in any respect under the terms of, any material contract.

     5.12 Compliance with Laws. ELI has in the past duly complied, and is presently duly complying, with all applicable Laws, except where the failure to have so complied or be so complying would not have a Material Adverse Effect on ELI. ELI has not received any notification of any asserted past or present failure by it to comply with any of such Laws. Without limiting the generality of the foregoing, ELI is in compliance with, and has been in compliance with, all permits, regulatory plans, and compliance schedules and applicable Laws relating to pollution and environmental control, including but not limited to, said requirements relating to the disposal, treatment, transportation or other handling of hazardous or toxic waste, materials and substances on, in, under or off-site from any facility used for manufacturing or for storage of raw materials or byproducts or relating to emissions or potential emissions into the environment of solids, liquids, gases, heat, light, noise, or radiation or the proper disposal of materials, including without limitation solid and liquid waste materials that are applicable to ELI.

     5.13 Broker's Fees. ELI has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby, and SAC shall not become obligated to pay any fee or commission to such persons or entities.


                ARTICLE 6.  ADDITIONAL AGREEMENTS

     6.1 Conduct of Businesses. Except as otherwise specifically provided in this Agreement, from the date hereof to the Effective Time, each of ELI and SAC shall carry on their respective businesses only in the ordinary and usual course and consistent with past practice and shall use their best efforts to
(a) preserve intact their respective business organizations, (b) maintain in effect all licenses, approvals, qualifications and authorizations that are required to carry on their respective businesses, (c) keep available the services of their respective key officers and employees, and (d) maintain satisfactory relationships with their lenders, suppliers, customers, and others having business relationships with them.

     6.2 Non-Solicitation of Third Party Offers. SAC, on the one hand, and ELI, on the other hand, each agrees not to initiate, solicit or encourage, and will direct and use its best efforts to cause each officer, director, employee, investment banker, attorney, accountant or other agent employed or retained by it not to initiate, solicit or encourage, any proposal or offer to acquire all or any substantial part of its business and properties or share capital, whether by merger, purchase of assets, tender offer or otherwise (each, a "Business Combination Transaction"), and not to engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with a corporation, partnership, person or other entity or group ("Third Party") relating to a Business Combination Transaction; provided, however, that SAC may furnish information concerning its business, properties or assets to a Third Party which has expressed an interest in making a bona fide offer or proposal to enter into a Business Combination Transaction and which in the opinion SAC has the financial capability to consummate such a Business Combination Transaction subject to receipt of appropriate information (and when SAC has not initiated the offer or proposal and has not solicited or encouraged such Third Party to express such offer or proposal in breach of this Section) and, following receipt of such expression of interest, may negotiate any of the actions otherwise prohibited by this Section, including without limitation, entering into appropriate agreements with such Third Party with regard to a Business Combination Transaction, if outside counsel to SAC advises the Board of Directors of SAC to the effect that the failure to furnish such information or negotiate or enter into appropriate agreements with such Third Party would subject said directors to a substantial risk of liability for breach of their fiduciary duties or for failure to comply with the requirements of applicable Law. If either party shall receive an expression of interest or offer of the type referred to in this Section, it shall promptly inform the other party as to (and provide the other party with copies of) any such inquiry, offer or proposal.

     6.3 Access to Information. From the date hereof until the Closing, ELI and SAC shall, and shall cause the officers, directors, employees and agents of each to, afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives full access (during regular business hours and upon reasonable notice) to all of its officers, employees, agents, properties, offices and other facilities, and to the books, records and contracts of each and shall furnish to the other all financial, operating and other data and information as such other party may reasonably request through its officers, employees or agents from time to time. No investigation pursuant to this Section shall affect any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto.

     6.4 Proxy Statement; SAC Shareholder Approvals. (a) As promptly as practicable following the execution of this Agreement, SAC shall file with the Commission a Proxy Statement (the "Proxy Statement") with respect to the proposals described below. SAC and ELI shall (i) use all reasonable efforts to have the Proxy Statement cleared by the Commission at the earliest practicable time; and (ii) prepare and file any other filings required under the Securities Exchange Act of 1934, as amended, or any other federal or state securities or blue sky laws relating to the Merger and the other transactions contemplated hereby at the earliest practicable time. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of the federal securities laws.

          (b) The information to be provided by ELI for use in the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances, not misleading at the time the documents are filed with the Commission, at the time it is mailed, and at the time of the Special Meeting.

          (c) SAC, acting through its Board of Directors, shall, in accordance with applicable Georgia law and its Articles of Incorporation and Bylaws, promptly and duly call and give notice of, convene and hold as soon as practicable a meeting of its shareholders (the "Special Meeting") for the purpose of voting to approve the Merger on the terms and conditions contained herein (the "Merger Proposal"). Consistent with the fiduciary duties of directors under Georgia law as advised by counsel, the SAC Board of Directors shall recommend approval of the Merger Proposal by the shareholders of SAC and include in the Proxy Statement such recommendations.

     6.5 Registration Rights; Resale. (a) If at any time during the three years after the Closing the Surviving Corporation shall file one or more registration statements under the Securities Act of 1933, as amended, with respect to a public offering of equity securities of the Surviving Corporation (the "1933 Act"), or of any such securities of the Surviving Corporation held by its security holders, the Surviving Corporation will include in any such registration statement such information as may be required to permit a public offering of the shares of the SAC Stock beneficially owned by the former shareholders of ELI or their respective designees or transferees (such shareholders and their designees or transferees are referred to collectively herein as the "Designees"). The number of shares of the Surviving Corporation stock held by such persons as may be requested by them shall be included in such registration statement. The Surviving Corporation shall bear all fees and expenses incurred in connection with the preparation and filing of such registration statement.

          (b) In the event of such a proposed registration, the Surviving Corporation shall furnish the Designees with not less than 30 days' written notice prior to the proposed date of filing of the registration statement. Such notice shall continue to be given by the Surviving Corporation to the Designees until such time as these "piggy-back" registration rights shall expire or until all of the Surviving Corporation stock owned by any of them shall have been registered pursuant to these "piggy-back" rights. The "piggy-back" rights provided for herein shall be exercised by written notice of the Designees given to the Surviving Corporation within 20 days of receipt of the Surviving Corporation's notice of its intention to file a registration statement.

          (c) In addition to the foregoing "piggy-back" registration rights, at any time during the three years after Closing, the Designees holding a majority of the Shares, acting together, shall have the one-time right to require the Surviving Corporation to use its reasonable best efforts to promptly file a registration statement under the 1933 Act in order to permit a public offering of the Shares beneficially owned by the Designees. Such right shall be exercised by written notice from Designees holding a majority of the Shares to the Surviving Corporation. The Surviving Corporation shall bear all fees and expenses incurred in connection with the preparation and filing of such registration statement.

          (d) Each Designee will not offer to sell, sell or otherwise dispose of any of the shares of the Surviving Corporation issued to him pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act of 1933.

     6.6 Best Efforts. Subject to the terms and conditions contained herein, SAC and ELI agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to ensure that the conditions set forth in this Agreement are satisfied and to consummate and make effective the transactions contemplated by this Agreement and to obtain in a timely manner all waivers, consents, approvals of, and to make filings with and notifications to, any third parties as are necessary in order to consummate the transactions contemplated by this Agreement.

     6.7 Notification of Certain Matters. ELI shall give prompt notice to SAC, and SAC shall give prompt notice to ELI, of the occurrence, or failure to occur, of any event which the occurrence or failure to occur is likely to cause (i) any representation or warranty contained in this Agreement (and made by the party required to give such notice) to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) any material failure of the party required to give such notice, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     6.8 Public Announcements. SAC and ELI will each consult with the other before issuing any press releases or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation; provided, however, that SAC may issue such press releases or make other disclosures as required by applicable Law.


                      ARTICLE 7.  CONDITIONS

     7.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. The Merger Proposal shall have been approved and adopted by the holders of a majority of the outstanding shares of SAC Stock.

          (b) Legal Proceedings. No Order issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission and no Law promulgated or enacted by any governmental authority shall be in effect which prohibits the consummation of the Merger shall have been issued or adopted and remain in effect.

          (c) Tax Opinion. ELI and SAC shall have received from Kilpatrick & Cody its opinion, in form and substance reasonably satisfactory to ELI, dated as of the date of Closing, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion:

               (i) The Merger of ELI into SAC and the issuance of Shares in connection therewith, as described herein, will constitute a tax-free reorganization under Section
          368 of the Code.

               (ii) No gain or loss will be recognized by ELI or SAC or by holders of share capital of ELI upon the exchange of such stock for Shares as a result of the Merger.

               (iii)     The tax basis of the Shares received in
          the Merger by any shareholder of ELI will (on an aggregate basis) be the same as the tax basis of the stock exchanged therefor.

               (iv) The holding period of the Shares received by the shareholders of ELI will include the holding period during which such shareholders respectively held the shares of ELI exchanged for the Shares, provided that such shares were held as a capital asset at the Effective Time.

          (d)  Governmental Consents.  All consents,
authorizations, orders, and approvals from any and all public or governmental authorities, bodies or agencies and judicial authorities having jurisdiction over the transactions contemplated by this Agreement, or any part hereof (including without limitation permits or other actions regarding the issuance of securities pursuant to this Agreement and approvals under the HSR Act), necessary for the consummation thereof shall have been received, and such transactions shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

     7.2 Conditions to the Obligations of SAC. The obligations of SAC to effect the Merger shall also be subject to the satisfaction or waiver at or prior to the date of Closing of each of the following conditions:

          (a) Performance of Obligations. ELI shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed by it on or prior to the date of Closing, and ELI shall have delivered to SAC a certificate to that effect.

          (b)  Representations and Warranties.  The
representations and warranties of ELI contained herein or in any certificate, schedule or other document delivered pursuant hereto shall be true and correct in all material respects on the date of execution of this Agreement and at and as of the date of Closing as if made at and as of such date, and ELI shall have delivered to SAC certificates to that effect.

          (c) Legal Opinion. ELI shall have delivered to SAC an opinion of Barnes, Browning, Tanksley & Casurella, counsel for
ELI, as of the date of Closing in form and substance reasonably satisfactory to SAC and its counsel.

          (d) Consents. ELI shall have obtained prior to the date of Closing each consent or waiver specified in Schedule 5.6.

          (e) Absence of Material Adverse Changes. ELI shall not have experienced or suffered any material adverse change in its business, prospects, operations, assets or condition
(financial or otherwise) since the date hereof.

     7.3  Conditions to Obligations of ELI.  The obligations of
ELI to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Performance of Obligations. SAC shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed by it on or prior to the Effective Time and shall have delivered to ELI a certificate to that effect.

          (b)  Representations and Warranties.  The
representations and warranties of SAC contained herein or in any certificate, schedule or other document delivered pursuant hereto shall be true and correct in all material respects at and as of the date of Closing as if made at and as of such date and SAC shall have delivered to ELI a certificate to that effect.

          (c) Legal Opinion. SAC shall have delivered to ELI an opinion of Kilpatrick & Cody, counsel for SAC, as of the date of Closing in form and substance reasonably satisfactory to ELI and its counsel.

          (d) Consents. ELI shall have obtained prior to the date of Closing each consent or waiver specified in Schedule 5.6.

          (e) Board of Directors. Wesley Howard Stembridge, Harry W. Chappell, Jr., and Bonnie L. Byers shall have tendered their resignations from the Board of Directors of SAC effective as of the Effective Time, and the remaining directors of SAC shall have appointed Roy Barnes, Ray Barnes and Annette Bone as directors to fill the vacancies created by their resignations, which appointment will be contingent upon consummation of the Merger and will be effective as of the Effective Time.

          (f) Resignation of Officers. All of the officers of SAC shall have tendered their resignations as officers of SAC effective as of the Effective Time, and the Board of Directors of SAC shall have appointed Roy Barnes as Chairman of the Board of Directors and Secretary of SAC, Annette Bone as Vice President and Chief Operating Officer and Ray Barnes as President and Chief Executive Officer of SAC, which appointments shall be contingent upon consummation of the Merger and will be effective as of the Effective Time.

          (g) Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement and the other agreements and transactions contemplated hereby by SAC shall have been duly and validly taken on or prior to the date of Closing.

          (h) Absence of Material Adverse Changes. SAC shall not have experienced or suffered any material adverse change in its business, prospects, operations, assets or condition
(financial or otherwise) since the date hereof.


                     ARTICLE 8.  TERMINATION

     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the shareholders of SAC and
ELI:

          (a)  by mutual written consent of SAC and ELI.

          (b)  By SAC or ELI if:

               (i) the Merger has not been consummated on or prior to 120 days after filing of the Proxy Statement with the Commission (the "Termination Date") or such other date, if any, as SAC and ELI shall agree upon, provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to be consummated by such date;

               (ii) the stockholders of SAC fail to adopt and approve the Merger Proposal at the Special Meeting
          (including any adjournment thereof);

               (iii) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any action contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

               (iv) there shall be any Law that makes
          consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.

          (c) By SAC if prior to the Effective Time (i) the Board of Directors of SAC shall have withdrawn, modified or amended in a manner adverse to ELI its approval or recommendation that the shareholders of SAC adopt and approve the Merger Proposal in order to permit SAC to execute a definitive agreement providing for the acquisition of SAC, or in order to approve an offer for any or all of the SAC Stock, in either case, as determined by the Board of Directors of SAC, pursuant to the actions permitted by Section 6.4, or (ii) if there has been (x) a material breach of any covenant or agreement herein on the part of ELI which has not been cured or adequate assurance (acceptable to SAC in its reasonable discretion) of cure given, in either case within 10 business days following receipt of notice of such breach, or (y) a breach of a representation or warranty herein which by its nature cannot be cured prior to the Termination Date, or (iii) if SAC shall have discovered, upon a review of any document or upon an investigation of the matters to which any of such documents pertain, a condition existing with respect to the earnings of ELI or any of the properties or assets of ELI which might materially adversely affect the earnings, business or prospects of ELI. SAC shall notify ELI in writing of any such condition on or before February 1, 1996, and such notice shall be deemed to be a termination of this Agreement. SAC's failure to so notify ELI on or before such date shall be deemed to conclusively indicate that the conditions set forth in Subsection 8(c)(iii) have been satisfied.

          (d) By ELI, if prior to the Effective Time, (i) the SAC Board of Directors shall have withdrawn, modified or amended in a manner adverse to ELI its approval or recommendation that the shareholders of SAC adopt and approve the Merger Proposal in order to permit SAC to execute a definitive agreement providing for the acquisition of SAC, or in order to approve an offer for any or all of the SAC Stock, in either case, as determined by the Board of Directors of SAC pursuant to the actions permitted by
Section 6.4, or (ii) if there has been (x) a material breach of any covenant or agreement herein on the part of SAC which has not been cured or adequate assurance (acceptable to ELI in its reasonable discretion) of cure given, in either case within 10 business days following receipt of notice of such breach, or (y) a breach of a representation or warranty of SAC herein which by its nature cannot be cured prior to the Termination Date.

     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall become void and of no further force or effect; provided, however, that such termination shall not eliminate any claims which one party may have against the other arising out of a breach of this Agreement before such termination.

                    ARTICLE 9.  MISCELLANEOUS

     9.1 Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive the date of Closing, the consummation of the transactions contemplated hereby and any investigation made at any time by or on behalf of the parties and shall continue in full force and effect for a period of three years after the date of Closing. Covenants and agreements set forth in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.

     9.2 Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the date of Closing, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ELI and SAC or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.3 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or by telecopy to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to SAC, to:

               Southern Acceptance Corporation
               c/o Cochran, Camp & Snipes
               2950 Atlanta Street, S.E.
               Smyrna, Georgia  30080
               Telephone No. (770) 435-2131
               Fax No. (770) 436-6877
               Attn.:  J. Al Cochran, President

          with copies to:

               Kilpatrick & Cody
               1100 Peachtree Street
               Atlanta, Georgia  30309
               Telephone No. (404) 815-6500
               Fax No. (404) 815-6555
               Attn.:  Michael H. Trotter, Esq.

          (b)  if to ELI:

               Efficiency Lodge, Inc.
               P.O. Box 635
               Mableton, Georgia  30059
               Attn.:  W. Ray Barnes
          with a copy to:

               Barnes, Browning, Tanksley & Casurella
               166 Anderson Street
               Suite 225
               Marietta, Georgia  30060
               Telephone No. (770) 424-1500
               Fax No. (770) 424-1740
               Attn.:  Roy E. Barnes, Esq.

Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

     9.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

     9.5 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

     9.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     9.7 Entire Agreement; Severability. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity of this Agreement in any other jurisdiction.

     9.8 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written by their respective duly authorized officers.

                              SOUTHERN ACCEPTANCE CORPORATION



                              By: /S/ J. A. Cochran
                                  Name: J.A. Cochran
                                  Title: President

Attest: /s/ Bonnie L. Byers
       Name: Bonnie L. Byers
       Title:Vice President/Sec.Treas.

                              EFFICIENCY LODGE, INC.


                              By: /s/ W. Ray Barnes
                                  Name: w/ Ray Barnes
                                  Title: President

Attest: /s/ Roy E. Barnes
       Name: Roy E. Barnes
       Title: Secretary

                          SCHEDULE 5.2

                      CAPITALIZATION OF ELI


Authorized Share Capital:  100,000 shares, $1.00 par value per share



Number of Outstanding Shares:  900 shares



Shareholders:  Ray Barnes, 450 shares

          Roy Barnes, 450 shares

                          SCHEDULE 5.6

                        REQUIRED CONSENTS


None